Exhibit 99.0

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES THIRD QUARTER 2003 RESULTS

Newark, NJ – Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses of $230 million (46 cents per Common share) for the third quarter of 2003, compared to $392 million (70 cents per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $361 million (70 cents per Common share) for the third quarter of 2003, compared to $303 million (54 cents per Common share) for the third quarter of 2002. Pre-tax adjusted operating income of the Financial Services Businesses was $535 million in the third quarter of 2003, compared to $427 million in the year-ago quarter. Adjusted operating income excludes net realized investment gains / losses and related charges and adjustments, results from divested businesses, and discontinued operations.

For the first nine months of 2003, net income of the Financial Services Businesses amounted to $554 million ($1.09 per Common share) compared to $750 million ($1.34 per Common share) for the first nine months of 2002. After-tax adjusted operating income of the Financial Services Businesses for the first nine months of 2003 amounted to $1.010 billion ($1.92 per Common share) compared to $906 million ($1.61 per Common share) for the first nine months of 2002.

Third quarter 2003 adjusted operating income of the Financial Services Businesses includes transition costs of about 5 cents per Common share from the combination of our retail securities brokerage operations with Wachovia on July 1, 2003, and a gain of about 2 cents per Common share that we recognized on completion of the transaction. The company acquired American Skandia on May 1, 2003, and results of the Financial Services Businesses for the third quarter and first nine months of 2003 include its results from the date of acquisition. The company recently completed the sales of its principal property and casualty insurance businesses. The losses on these sales, substantially all of which were recognized in the second quarter, and the results of these businesses, other than retained overhead, are included in divested businesses for all periods presented.

“Our third quarter results reflect actions we’ve taken to strengthen the performance of our businesses, while using our capital more effectively. With the inclusion of the American Skandia and Wachovia transactions, our domestic businesses have made significant progress toward our targeted returns, and our international operations continued to produce solid results in the third quarter. The combination of our retail securities business with Wachovia, which closed on July 1, is off to a good start, and we expect to benefit from enhanced returns as the integration proceeds and cost savings are realized. Our annuity business, strengthened by the first full quarter of operations of American Skandia, made a significant contribution to our third quarter results and is benefiting from greatly expanded distribution. The sales of our property and casualty insurance businesses, which closed recently, provide a further opportunity to use our capital more effectively,” said Chairman and CEO Arthur F. Ryan.

“Considering the impact we expect from our recent transactions, including expected charges of approximately 5 cents to 10 cents per share in the fourth quarter from the combination of the retail securities brokerage operations, we believe that Prudential Financial will achieve Common Stock earnings per share in the range of $2.40 to $2.50 for the year 2003, based on after-tax adjusted operating income. The 2003 expectation assumes stable equity markets over the remainder of the year,” Ryan said. This expectation is subject to change if these assumptions are not realized and as discussed under “Forward Looking Statements” below.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

Income (loss) from continuing operations before income taxes for the third quarter of 2003 was $183 million for the Insurance division, $126 million for the Investment division, $238 million for the International Insurance and Investments division, and $(78) million for Corporate and Other operations. For the year-ago quarter, income (loss) from continuing operations before income taxes was $(8) million for the Insurance division, $(49) million for the Investment division, $158 million for the International Insurance and Investments division, and $170 million for Corporate and Other operations.

Presented below is a discussion of the results of our divisions, based on a non-GAAP financial measure we call adjusted operating income. We believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with generally accepted accounting principles.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The Insurance division reported pre-tax adjusted operating income of $197 million for the third quarter of 2003, an increase of $121 million from $76 million in the year-ago quarter. Our Individual Life and Annuities segment reported adjusted operating income of $167 million for the current quarter, representing a $121 million increase from the year-ago quarter, including a $59 million contribution from American Skandia, which we acquired on May 1. The segment’s individual life insurance business reported adjusted operating income of $89 million in the current quarter, compared to $115 million in the year-ago quarter, as current quarter claims experience was less favorable than that of the strong year-ago quarter. The segment’s existing individual annuity business reported adjusted operating income of $19 million in the current quarter, compared to a loss, on an adjusted operating income basis, of $69 million in the year-ago quarter which included an $89 million charge for additional amortization of deferred policy acquisition costs to reflect our lower estimate of profitability from annuities due to equity market conditions at that time. Our Group Insurance segment reported adjusted operating income of $30 million in the current quarter, unchanged from the year-ago quarter. Current quarter results benefited $8 million from refinements in our estimates of group life reserves and amounts due policyholders on experience-rated business, while the year-ago quarter benefited $19 million from refinements in our estimates of disability claim reserves for certain cases. Absent these refinements, Group Insurance adjusted operating income increased $11 million from the year-ago quarter, when we experienced unfavorable disability claims activity.

The Investment division reported pre-tax adjusted operating income of $83 million in the third quarter of 2003, an increase of $32 million from $51 million in the year-ago quarter. Our Financial Advisory segment reported adjusted operating income of $2 million for the current quarter. The segment’s current quarter adjusted operating income from retail securities brokerage operations amounted to $4 million. Results for the third quarter of 2003 reflect the combination of our retail securities brokerage business with Wachovia Securities LLC. Our 38% share of the venture’s results, excluding transition costs, was $47 million. Partially offsetting these results were expenses of $28 million related to obligations we retained in connection with the contributed businesses, primarily retained litigation. Third quarter results also include $34 million of transition costs and a $19 million pre-tax gain we recognized upon combination of the retail securities businesses on July 1. In the year-ago quarter, the Financial Advisory segment reported a loss, on an adjusted operating income basis, of $15 million. Adjusted operating income from our Retirement segment amounted to $39 million for the current quarter, compared to $24 million in the year-ago quarter, with the $15 million increase primarily a result of improved investment performance in the segment’s guaranteed products business reflecting favorable market activity in the current period. Adjusted operating income from the Investment Management and Other Asset Management segments amounted to $42 million in the current quarter, unchanged from the year-ago quarter.

The International Insurance and Investments division reported pre-tax adjusted operating income for the third quarter of 2003 of $223 million, an increase of $35 million from $188 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $215 million for the current quarter, compared to $186 million for the year-ago quarter. The segment’s Gibraltar Life operations reported adjusted operating income of $104 million for the current quarter, compared to $102 million for the year-ago quarter. The current quarter and year-ago quarter results each benefited $9 million from decreases in our estimated liability for guaranty fund assessments. Adjusted operating income from our international insurance operations other than Gibraltar Life was $111 million in the current quarter, an increase of $27 million from the year-ago quarter, reflecting continued business growth in Japan and Korea and a more favorable level of policy benefits and expenses in the current quarter.

Corporate and Other operations reported pre-tax adjusted operating income of $32 million for the third quarter of 2003, compared to $112 million in the year-ago quarter. The $80 million decline reflected lower investment income, net of interest expense, reflecting our uses of net assets formerly included in Corporate and Other operations including the acquisition of American Skandia and share repurchases, as well as lower income from our own qualified pension plan.

Assets under management amounted to $421 billion at September 30, 2003, compared to $363 billion a year earlier and $378 billion at December 31, 2002. The American Skandia acquisition, on May 1, 2003, added $22 billion of variable annuity assets and $4 billion of mutual fund assets.

Net income of the Financial Services Businesses for the third quarter of 2003 amounted to $230 million, compared to $392 million in the year-ago quarter. Current quarter net income included $46 million of net realized investment losses and related charges and adjustments, a $20 million pre-tax loss from divested businesses, and a loss of $36 million (net of related taxes) from discontinued operations. The realized losses in the current quarter included losses of $46 million from impairments and sales of credit-impaired securities. At September 30, 2003, gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $367 million.

Net income of the Financial Services Businesses for the year-ago quarter included a $183 million benefit from the favorable resolution of a tax issue pertaining to our 1995 disposition of a subsidiary. Net income for the year-ago quarter also included pre-tax realized investment losses, net, and related charges and adjustments, of $143 million, a $13 million pre-tax loss from divested businesses, and income of $14 million (net of related taxes) from discontinued operations.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported third quarter 2003 net income of $77 million, compared to a net loss of $90 million for the year-ago quarter.

The Closed Block Business reported income from operations before income taxes of $120 million for the third quarter of 2003 and a loss from operations before income taxes of $142 million for the year-ago quarter. Closed Block Business results included net realized investment gains of $119 million in the current quarter and realized investment losses of $126 million in the year-ago quarter.

For the first nine months of 2003, the Closed Block Business reported net income of $145 million, compared to a net loss of $363 million for the first nine months of 2002.

The Closed Block Business reported income from operations before income taxes of $227 million for the first nine months of 2003 and a loss from operations before income taxes of $571 million for the first nine months of 2002.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $307 million for the third quarter of 2003 and $302 million for the year-ago quarter, and reported net income of $699 million for the first nine months of 2003 and $387 million for the first nine months of 2002.

Share Repurchase Program

During the third quarter of 2003, the company acquired 7.1 million shares of its Common Stock, at a total cost of approximately $261 million. From the commencement of share repurchases in May 2002, through September 30, 2003, the company has acquired 48.6 million shares of its Common Stock at a total cost of approximately $1.549 billion. This includes 1.7 million shares repurchased and reissued directly to a company deferred compensation plan during 2002.

Forward-Looking Statements

Certain of the statements included in this release, including (but not limited to) those in the fifth paragraph hereof, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including without limitation: general economic, market and political conditions, including the performance of financial markets, interest rate fluctuations and the economic environment; various domestic or international military or terrorist activities or conflicts; volatility in the securities markets; reestimates of our reserves for future policy benefits and claims; changes in our assumptions related to deferred policy acquisition costs; our exposure to contingent liabilities; catastrophe losses; investment losses and defaults; changes in our claims-paying or credit ratings; competition in our product lines and for personnel; fluctuations in foreign currency exchange rates and foreign securities markets; risks to our international operations; the impact of changing regulation or accounting practices; Prudential Financial., Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; adverse litigation results; and changes in tax law. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

As indicated above, our expectation of earnings per Common share is based on after-tax adjusted operating income. Adjusted operating income, which is not measured in accordance with generally accepted accounting principles (GAAP), excludes net realized investment gains and losses. A significant element of realized losses is impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles and can vary considerably across periods. The timing of other sales that would result in gains or losses is largely subject to our discretion and influenced by market opportunities. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. Adjusted operating income also excludes the results of divested businesses, which are not relevant to our ongoing operations. Because we do not predict future realized investment gains (losses), we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2002, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Wednesday, November 5, 2003, at 11 a.m. ET, to discuss with the investment community the company’s third quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: http://www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through November 20. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (888) 428-4473 (domestic callers) or (651) 291-0561 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 4:15 p.m. on November 5, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 681468.

Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.

Financial Highlights

(in millions, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$1,984	$1,870	$5,982	$5,470
Policy charges and fee income	475	400	1,342	1,246
Net investment income	1,235	1,273	3,724	3,776
Commissions, investment management fees, and other income	675	993	2,636	3,096

Total revenues	4,369	4,536	13,684	13,588

Benefits and expenses:
Insurance and annuity benefits	2,009	1,913	6,099	5,663
Interest credited to policyholders’ account balances	424	434	1,263	1,263
Interest expense	56	43	130	134
Other expenses	1,345	1,719	4,696	5,137

Total benefits and expenses	3,834	4,109	12,188	12,197

Adjusted operating income before income taxes	535	427	1,496	1,391
Income taxes, applicable to adjusted operating income	174	124	486	485

Financial Services Businesses after-tax adjusted operating income (1)	361	303	1,010	906

Items excluded from adjusted operating income:
Realized investment losses, net, and related charges and adjustments	(46)	(143)	(170)	(583)
Divested businesses	(20)	(13)	(419)	36

Total items excluded from adjusted operating income before income taxes	(66)	(156)	(589)	(547)
Income taxes, applicable to items excluded from adjusted operating income	29	(231)	(176)	(383)

Total items excluded from adjusted operating income, after income taxes	(95)	75	(413)	(164)

Income from continuing operations (after-tax) of Financial Services Businesses	266	378	597	742
Income (loss) from discontinued operations, net of taxes	(36)	14	(43)	8

Net income of Financial Services Businesses	$230	$392	$554	$750

Direct equity adjustment for earnings per share calculation (2)	19	9	45	30

Earnings available to holders of Common Stock after direct equity adjustment:
Based on net income	$249	$401	$599	$780

Based on after-tax adjusted operating income	$380	$312	$1,055	$936

Earnings per share of Common Stock (diluted) (2):
Financial Services Businesses after-tax adjusted operating income	$0.70	$0.54	$1.92	$1.61
Items excluded from adjusted operating income:
Realized investment losses, net, and related charges and adjustments	(0.08)	(0.25)	(0.31)	(1.00)
Divested businesses	(0.04)	(0.02)	(0.76)	0.06

Total items excluded from adjusted operating income, before income taxes	(0.12)	(0.27)	(1.07)	(0.94)
Income taxes, applicable to items excluded from adjusted operating income	0.06	(0.40)	(0.32)	(0.66)

Total items excluded from adjusted operating income, after income taxes	(0.18)	0.13	(0.75)	(0.28)

Income from continuing operations (after-tax) of Financial Services Businesses	0.52	0.67	1.17	1.33
Income (loss) from discontinued operations, net of taxes	(0.06)	0.03	(0.08)	0.01

Net income of Financial Services Businesses	$0.46	$0.70	$1.09	$1.34

Weighted average number of outstanding Common shares (diluted basis)	545.9	576.8	550.5	582.3

Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$20,551	$21,039
Per share of Common Stock—diluted	37.83	37.03
Attributed equity excluding unrealized gains and losses on investments	$18,406	$18,931
Per share of Common Stock—diluted	33.88	33.32
Number of diluted shares at end of period	543.3	568.1

See footnotes on page 4.

Financial Services Businesses Division Highlights

(in millions, except as otherwise noted)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Adjusted operating income before income taxes, by Division (1):
Insurance Division	$197	$76	$596	$408
Investment Division	83	51	233	247
International Insurance and Investments Division	223	188	618	575
Corporate and other operations	32	112	49	161

Total Financial Services Businesses adjusted operating income before income taxes	535	427	1,496	1,391

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments
Insurance Division	(14)	(84)	(75)	(195)
Investment Division	43	(100)	28	(192)
International Insurance and Investments Division	15	(30)	(82)	(150)
Corporate and other operations	(90)	71	(41)	(46)

Total	(46)	(143)	(170)	(583)
Divested businesses—Corporate and other operations	(20)	(13)	(419)	36

Total items excluded from adjusted operating income before income taxes	(66)	(156)	(589)	(547)

Income from continuing operations before income taxes—Financial Services Businesses	$469	$271	$907	$844

Insurance Division:
Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$19	$35	$70	$120
Universal life	22	16	71	43
Term life	25	17	73	45

Total excluding corporate-owned life insurance	66	68	214	208
Corporate-owned life insurance	2	21	20	107

Total	$68	$89	$234	$315

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,516	$563	$3,084	$1,561

Net sales (redemptions)	$262	$(25)	$270	$(346)

Total account value at end of period	$44,338	$18,221

Group Insurance New Annualized Premiums (4):
Group life	$30	$36	$153	$225
Group disability	24	25	120	111

Total	$54	$61	$273	$336

Investment Division:
Investment Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Retail customers	$82.1	$77.3
Institutional customers	89.7	79.8
General account	130.3	119.5

Total Investment Management and Advisory Services	$302.1	$276.6

Mutual Funds and Wrap-Fee Products Sales and Assets Under Management:
Mutual Funds and Wrap-Fee Products Sales:
Gross sales, other than money market	$2,717	$2,369	$7,652	$8,286

Net sales (redemptions), other than money market	$(402)	$(330)	$(310)	$153

Assets under management at end of period:
Mutual funds	$51,016	$48,639
Wrap-fee products	17,960	14,383
Other managed accounts (5)	804	15,424

Total	$69,780	$78,446

Retirement Segment Sales:
Defined Contribution:
Gross sales	$2,484	$859	$4,388	$2,773

Net sales	$1,871	$89	$1,867	$431

Guaranteed Products:
Gross sales	$966	$291	$2,168	$1,056

Net withdrawals	$(79)	$(484)	$(942)	$(1,576)

See footnotes on page 4.

Financial Services Businesses Division Highlights

(in millions, except per share data or as otherwise noted)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
International Insurance and Investments Division:
International Insurance New Annualized Premiums (6):
Actual exchange rate basis	$223	$185	$663	$541

Constant exchange rate basis	$210	$178	$632	$546

Closed Block Business Data:
Income Statement Data:
Revenues	$1,900	$1,734	$5,859	$5,337
Benefits and expenses	1,780	1,876	5,632	5,908

Income (loss) from operations before income taxes	120	(142)	227	(571)
Income taxes	43	(52)	82	(208)

Closed Block Business net income (loss)	$77	$(90)	$145	$(363)

Direct equity adjustment for earnings per share calculation (2)	(19)	(9)	(45)	(30)

Earnings available to holders of Class B Stock after direct equity adjustment	$58	$(99)	$100	$(393)

Net income (loss) per share of Class B Stock	$29.00	$(49.50)	$50.00	$(196.50)

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$950	$802
Per Share of Class B Stock	475.00	401.00
Attributed equity excluding unrealized gains and losses on investments	$215	$249
Per Share of Class B Stock	107.50	124.50
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$6,704	$6,597	$20,815	$19,760
Benefits and expenses	6,115	6,468	19,681	19,487

Income from operations before income taxes	589	129	1,134	273
Income taxes	246	(159)	392	(106)

Income from continuing operations	343	288	742	379
Income (loss) from discontinued operations, net of taxes	(36)	14	(43)	8

Consolidated net income	$307	$302	$699	$387

Net income:
Financial Services Businesses	$230	$392	$554	$750
Closed Block Business	77	(90)	145	(363)

Consolidated net income	$307	$302	$699	$387

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$325.8	$292.5
Assets under management (at fair market value):
Managed by Investment Division:

Investment Management Segment—Investment Management and Advisory Services	$302.1	$276.6
Non-proprietary wrap-fee products and other assets under management	36.6	32.7

Total Managed by Investment Division	338.7	309.3
Managed by International Insurance and Investments Division	50.7	46.6
Managed by Insurance Division	31.4	7.2

Total assets under management	420.8	363.1
Client assets under administration (7)	30.7	173.7

Total assets under management and administration	$451.5	$536.8

See footnotes on page 4.

(1)	Adjusted operating income is a non-GAAP measure that excludes realized investment gains, net of losses, and related charges and adjustments; and results of divested businesses and discontinued operations; and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income are presented on the same basis as pre-tax adjusted operating income and exclude these items as well. Adjusted operating income should not be viewed as a substitute for net income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The excluded items are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Statutory first year premiums and deposits.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts.

(5)	Other managed accounts were associated with businesses that were combined into Wachovia Securities, LLC on July 1, 2003. As a result, Prudential Financial no longer reports these assets as a component of its mutual fund and wrap-fee assets under management.

(6)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rates amounts are based on the average exchange rates for the year ended December 31, 2002.

(7)	Assets under administration at June 30, 2003 include approximately $155 billion associated with businesses that were combined into Wachovia Securities, LLC on July 1, 2003. As a result, Prudential Financial no longer reports these assets as a component of its assets under management and administration.